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                                                                 Exhibit 10.27

As of April 20, 1998




Mr. James L. Starr
Avalon Grove
200 Broad Street
Apt. 4 2347
Stamford, CT 06901

Dear Jim:

         I am pleased to confirm herewith the details of our agreement regarding your employment with The Edison Project L.P. ("Edison" or the "Company"). We all look forward to your arrival and to a long and productive working relationship. I am extremely pleased that you are joining the Edison team.

         Position/Responsibilities. You will be employed as Edison's Chief Financial Officer ("CFO") effective April 20, 1998, working out of the Company's headquarters in New York City at 521 Fifth Ave. You will report directly to me and will have responsibilities customary and appropriate for a CFO, as well as other responsibilities that I may assign to you from time to time.

         Term. You shall be employed for an initial three-year term ending on April 19, 2001, which term shall be automatically renewed for successive one-year terms subject to the termination provisions below.

         Base Salary/Benefits. Your annual base salary will be $225,O00. This base salary will be increased annually as recommended by me and approved by the compensation committee (the "Compensation Committee") of The Edison Project Inc. ("Edison Inc."). You will also be entitled to the standard Company benefits for executives at your level as in effect from time to time, a current schedule of which is attached as Exhibit A. You will receive three weeks of vacation annually in addition to the official Company holidays.

         Bonus. In addition to your base salary, you will be eligible to receive up to 33% of your base salary for each fiscal year (the Company's "Fiscal Year," which runs from July 1 through June 30), based upon reasonable achievement of the annual objectives that you and I jointly set. Such award must be approved for each Fiscal Year by Edison Inc.'s Compensation Committee. An additional $12,500 bonus will be awarded to you on the anniversary of your employment for the next four years for a total bonus of $50,000 (the "Anniversary Bonus").
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         Stock Options. Simultaneous with the execution of this agreement, the parties hereto shall execute the Stock Option Agreement attached as Exhibit B. Additionally, on October 20, 1999 based upon achievement of reasonable objectives that you and I set and as recommended by the Compensation Committee of Edison Inc. and approved by the board of directors (the "Board") of Edison Inc., you will be awarded the option to acquire at least an additional 75,000 shares of the Series A Common Stock of Edison Inc. priced at the then current fair market value of the stock. Such option would be 25% vested upon award, and the remainder would vest ratably over the succeeding 36 months. The terms of such award, if made, will be memorialized in a separate stock option agreement.

         Relocation. At such time as you relocate to the New York City area, Edison will reimburse you for the expenses associated with your relocation as set forth in Exhibit C.

         Expense Reimbursements. You will be reimbursed for all reasonable business expenses you incur in fulfilling your responsibilities hereunder upon submission of adequate documentation for such expenses and subject to the Company's policies. Edison will further pay the reasonable costs associated with maintaining your professional CPA license, including appropriate membership dues and costs associated with meeting continuing education requirements.

         Loan. Upon your request within the first five months of your employment, the Company agrees to loan you $35,000 on the terms set forth in the specimen note attached as Exhibit D.

         Termination/Severance Pay. Edison shall have the right to terminate your employment at any time without cause by giving you written notice to that effect. The termination of employment shall be effective on the date specified in such notice. If Edison terminates your employment without cause, Edison will pay you as severance pay your base salary for a period beginning on the effective date of termination and ending on the later of a) April 19, 1999 or b) six months from such date. In consideration of such severance pay, you agree to deliver to Edison on or promptly following the effective date of the termination of your employment a Separation and Release in the form customarily being used by Edison at such time. All amounts payable under the provisions of this paragraph will be made on the dates you would have received such amounts had your employment with Edison not been terminated.

         Edison shall have the right to terminate your employment for cause by giving you written notice to that effect. The termination of employment shall be effective on the date specified in such notice. However, "for cause" is restricted to (1) commission of a willful act of dishonesty in the course of your duties with Edison which significantly injures Edison; (2) engagement in gross or persistent misconduct injurious to Edison, its general partners or affiliates; (3) conviction of a crime of moral turpitude or of a felony; or (4) chronic alcoholism or drug abuse. If you are terminated for cause, Edison will pay your unpaid base salary through the effective date of termination.

         In the event your employment is terminated for any reason, Edison shall pay you any

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unpaid portion of your Anniversary Bonus within thirty (30) days of the effective date of termination.

         Exclusivity. In return for the compensation payments set forth in this agreement, you agree to devote 100% of your professional time and energies to Edison and not engage in any other business activities without my prior approval. Notwithstanding the foregoing, approval has been granted for you to remain a member of the board of one or more subsidiaries of Sierra Health Services subsequent to your employment by Edison.

         Confidentiality. It is understood that in order to perform your duties at Edison, it will be necessary for Edison to divulge to you its proprietary information, including, but not limited to, information and data relating to or concerned with Edison's business, finances, development projects and other affairs. You agree that you will not divulge such proprietary information to anyone outside Edison at any time whether or not you are in the employ of Edison, except as may otherwise be required in connection with the business and affairs of Edison. You also agree that any developments, discoveries, or inventions made by you alone or with others during the term of your employment with Edison and applicable to the type of businesses or development projects engaged in by Edison during such period shall be the sole property of Edison, and you agree to execute all documents requested by Edison to protect Edison's rights thereto.

         Non-compete and Non-solicitation. You further agree that during your employment with Edison and for one year after the termination of such employment for any reason, you will not at any time engage in or participate as an executive officer, employee, director, agent, consultant, representative, stockholder, or partner, or have any financial interest, in any business which "competes" with Edison or any subsidiary of Edison, or successor to the business of Edison. For the purposes hereof, a "competing" business shall mean any business which directly competes with any of the businesses of Edison as such business shall exist during your employment with Edison, for example, the business of managing public and private schools for profit. Ownership by you of publicly traded stock of any corporation conducting any such business shall not be deemed a violation of the preceding two sentences provided you do not own more than three percent (3%) of the stock of any such corporation. You further agree that for a period of one year after the termination of your employment with Edison for any reason, you will not, directly or indirectly, solicit the employment or other services of any executive employee of Edison. For the purposes of the foregoing, any executive employee who within twelve months of terminating his employment with Edison becomes employed by any entity of which you are an officer or director or owner of more than an aggregate of 3% of the outstanding stock or equity interest therein shall be deemed, prima facie, to have been so solicited.

         Entire Agreement. Together with the attached exhibits, this letter agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, among the parties with respect to such subject matter. This agreement is governed by the substantive laws of the State of New York.

         Duplicate originals of this agreement are being provided to you. Please sign below to

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evidence your agreement to the foregoing, and return one original to me for our records.

Sincerely

/s/ H. Christopher Whittle

H. Christopher Whittle


ACCEPTED AND AGREED:


/s/ James L. Starr
-------------------------
James L. Starr



-------------------------
Date






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                                    EXHIBIT A

                                    BENEFITS


INSURANCE

The Company provides a medical and dental insurance plan and a long-term disability plan, descriptions of which will be provided to you.

Life insurance coverage furnished by the Company provides benefits of two times annual base salary up to a maximum benefit of $300,000.

SICK LEAVE

Beginning with the third month of employment, sick leave accrues at the rate of
1.85 hours per pay period.

PERSONAL LEAVE

Employees receive two days of personal leave each year. These days are lost if not taken during the year.

SHORT-TERM DISABILITY

Beginning with the seventh month of employment, short-term disability accrues at the rate of 5.54 hours per pay period, up to a maximum of 400 hours.

WELLNESS PLAN

Employees' will be reimbursed up to $150 per year for qualified medical expenses that are not covered by the Company's medical or dental insurance plan.

401(k) PLAN

Employees may contribute on a pre-tax basis up to the annual limit set by the IRS ($10,000 for 1998) and may allocate contributions among several different investment options offered by the plan. The Company matches 50% of the first $1,000 of employee contributions.